SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  May 15, 2008

MINISTRY PARTNERS INVESTMENT CORPORATION
(Exact name of registrant as specified in its charter)

California	333-04028LA	33-0489154
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

955 West Imperial Highway, Brea, CA	92821
(Address of Principal Executive Offices)	(Zip Code)

            Registrant's telephone number, including area code: (714) 671-5720

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the
Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into Material Definitive Agreement.

On May 15, 2008, Ministry Partners Investment Corporation (“we”, “our” or the "Company") entered into a CUSO Line of Credit Facility Note and Security Agreement with Members United Corporate Federal Credit Union, a federally chartered credit union  located in Warrenville, Illinois (“Members United”).  A copy of the CUSO Line of Credit Facility Note and Security Agreement (the “CUSO LOC”) is attached hereto as Exhibit 10.1.

The CUSO LOC provides to the Company a $100 million loan facility which expires on September 1, 2012.  The CUSO LOC replaces the $50 million credit facility that was entered into with Members United on October 8, 2007.  The Company has agreed to secure the line of credit facility with certain of its mortgage loan investments, as may be required from time to time under the CUSO LOC.

Funds drawn on the CUSO LOC will be used to acquire mortgage loan investments primarily through its wholly-owned subsidiary, Ministry Partners Funding, LLC.  The Company may draw funds on the CUSO LOC at any time until the line of credit is fully drawn.

Under the CUSO LOC, the Company may request advances under a “demand loan” or “term loan”.  A demand loan is a loan with a maximum term of one year and a variable rate based upon the prime rate quoted by the Wall Street Journal, as adjusted by a spread as determined by Members United.  A term loan is a fixed or variable loan that has a set maturity date not to exceed twelve years.

During the period when draws may be made, the CUSO LOC will accrue interest at a rate quoted by Bloomberg for the Federal Funds open rate plus 125 basis points.  Once the CUSO LOC is fully drawn, the total outstanding balance will be termed out over a five year period with a 30 year amortization payment schedule.  The Company is obligated to make interest payments on the outstanding principal balance of all demand loans and term loan advances at the applicable demand loan rate or term loan rate on the third Friday of each month.

To secure its obligations under the CUSO LOC, the Company has agreed to grant a security interest in certain of its mortgage loan investments it acquires from time to time.  The maximum advance amount that can be paid to the Company under the CUSO LOC, as compared to the total value of all collateral furnished under the line of credit facility, can never exceed more than 90% of the maximum advance amount of the credit facility or any other cross-collateralized credit facility entered into with Members United.

The CUSO LOC contains certain affirmative covenants for a credit facility of this nature, including requiring that the Company keep the collateral free of liens and encumbrances, timely pay the amounts due under the facility and provide Members United with current financial statements and reports.  Other negative covenants prevent the Company from selling all of its assets, from consolidating with or merging into another entity, from impairing or incurring a lien on the collateral securing the credit facility or creating new indebtedness incurred outside ordinary borrowings in the sale of debt and note securities, loans entered into for purchasing or originating mortgage loans, or borrowings entered into by its wholly-owned subsidiary, Ministry Partners Funding, LLC, to acquire eligible mortgage loans.

Under the terms of the CUSO LOC, an event of default includes:  (i) payment default; (ii) failure by the Company to comply with the terms and conditions of the credit facility; (iii) a breach of any of the Company’s representations and warranties; (iv) a default under the security agreement, term loan or demand loan note or other agreement entered into with Members United; (v) any material adverse change in the Company’s financial condition; (vi) any adverse change in the value of the collateral securing the facility; (vii) permitting a lien to be filed against the collateral; (viii) the Company’s insolvency or entering into a bankruptcy or liquidation filing; (ix) failing to provide requested additional or substitute collateral; or (x) the termination of the Company’s CUSO membership with Members United.  If an event of default is not cured to Members United’s satisfaction, it may accelerate the maturity of all amounts due under the credit facility and foreclose upon its security interest in the Company’s pledged collateral.

The foregoing description of the CUSO LOC is a summary only and it should be read in its entirety in order to determine its material terms and conditions.  A copy of the CUSO LOC is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02.  Termination of a Material Definitive Agreement.

On May 15, 2008, concurrent with entering into the CUSO LOC, the Company terminated its previous $50 million line of credit facility with Members United.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 15, 2008, the Company borrowed $23.6 million under the $50 million line of credit facility entered into with Members United.  As of May 16, 2008, the Company has borrowed $42.8 million from Members United under the CUSO LOC.

The information set forth in Item 1.01 of the report is incorporated by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

The following exhibit is attached herewith:

Exhibit Number	Name of Exhibit

10.1	CUSO Line of Credit Facility Note and Security Agreement dated May 15, 2008 between Ministry Partners Investment Corporation and Members United Corporate Federal Credit Union

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: May 19, 2008	MINISTRY PARTNERS INVESTMENT CORPORATION

/s/ Billy M. Dodson
Billy M. Dodson
President